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                                                                   EXHIBIT 10.53


                       TRANSITION POWER PURCHASE AGREEMENT
                        (HUNTLEY 65 or 66 SECONDARY CALL)

       This Transition Power Purchase Agreement (the "Agreement") is entered into as of this 11th day of June, 1999 between Niagara Mohawk Power Corporation ("Niagara Mohawk"), a New York corporation, and Huntley Power LLC, a Delaware limited liability company ("Producer") (each individually a "Party", or collectively the "Parties").

       WHEREAS in November 1997 and on March 6, 1998 Niagara Mohawk filed its Plan for Divestiture of it's Non-Nuclear Electric Generating Facilities (the "Plan") with the New York State Public Service Commission;

       WHEREAS on May 6, 1998 the New York State Public Service Commission approved the Plan subject to certain conditions;

       WHEREAS Niagara Mohawk has conducted a Non-Nuclear Generation Divestiture Auction ("Auction") to divest itself of its non-nuclear electrical generating facilities, including it's Huntley generating facility;

       WHEREAS Producer has entered into an agreement ("Asset Sales Agreement", or "ASA") to acquire certain facilities from Niagara Mohawk, consisting of it's Huntley generating facility located in the Town of Tonawanda, New York; and

       WHEREAS pursuant to the ASA Niagara Mohawk and Producer agreed to enter into Transition Power Purchase Agreements pursuant to which; for a certain period of time, Niagara Mohawk is to have the option to purchase from Producer certain quantities of electricity generated by the facility

       NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:


                                   ARTICLE 1.
                                   DEFINITIONS

       Whenever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1.

       "Agreement" shall mean this Transition Power Purchase Agreement (Huntley 65 or 66 Secondary Call) dated as of the Closing Date, between Niagara Mohawk Power Corporation and Producer.

       "Asset Sales Agreement" or "ASA" shall mean the Asset Sales Agreement dated as of December 23, 1998, between Niagara Mohawk Power Corporation and NRG Energy, Inc.



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       "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York City are authorized by law or other governmental action to close; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Standard (or Daylight) time.

       "Closing" shall mean the closing of the transactions contemplated by the ASA.

       "Closing Date" shall mean the date and time at which the Closing actually occurs.

       "Delivery Point" shall mean the point at which the interconnection facility is connected to the transmission system as is indicated on a one-line diagram included as part of Exhibit A of the Interconnection Agreement.

       "Force Majeure" means (with respect to Firm Transactions) an event not anticipated as of the Closing Date which is not within the reasonable control of the Party claiming Force Majeure (the "Claiming Party"), and which, by the exercise of due diligence, the Claiming Party, is unable to overcome or avoid or cause to be avoided. Force Majeure includes, but is not restricted to: acts of God; fire; civil disturbance; labor dispute, labor or material shortage; sabotage; action or restraint by court order to public or governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action); provided, however, that an event of Force Majeure shall not include (i) the loss of Niagara Mohawk's power markets; (ii) Niagara Mohawk's inability economically to use or resell Power purchased hereunder, (iii) the loss or failure of Producer's Power supply unless however the Producer provides written documentation acceptable to Niagara Mohawk definitively describing the loss or failure and that such loss or failure is within Good Utility Practice.

       "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region and consistently adhered to by Niagara Mohawk. Good Utility Practices shall include, but not be limited to North American Electric Reliability Council ("NERC") Criteria & Guidelines, Northeast Power Coordinating Council ("NPCC") Criteria & Guidelines, New York State Reliability Council ("NYSRC") if any, and New York Power Pool ("NYPP") criteria, rules and standards, as they may be amended from time to time including the rules, guidelines and criteria of any successor organization to the foregoing entities.




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       "Interconnection Agreement" shall mean a separate Interconnection
Agreement between Niagara Mohawk Power Corporation and NRG Energy, Inc., or its permitted assigns.

       "Interest Rate" means, for any date, the interest equal to the Prime Rate as may from time to time be published in The Wall Street Journal under "Money Rates".

       "Interval": means one hour.

       "Market Price" means prior to the commencement of the NYISO, Niagara Mohawk's weighted average purchases and sales in the NYPP for each hour as found in the Niagara Mohawk's Energy Management System log line 6033-19, and on or after the commencement of the NYISO, the real time locational based market price ("LBMP") paid to Producers for energy for each hour, at the Unit's bus bar or the region in which the Unit's bus bar is located, specified and published by the NYISO.

       "New York Independent System Operator" or "NYISO" shall mean an organization formed in accordance with orders of the Federal Energy Regulatory Commission to administer the operation of the transmission system of New York State, to provide equal access to the bulk power-transmission system and to maintain the reliability of the transmission system of New York State.

       "Power" means electric operating capacity as measured in MW or KW and/or energy as measured in MWh or KWh. Energy purchased hereunder will include applicable reserves (operating capacity), unless the Parties expressly agree otherwise.

       "Price" means the price to be paid per unit as specified by Niagara Mohawk to Producer for the purchase of Power, including the energy price, demand charges, transmission charges and any other charges pursuant to Article 2.

       "Quantity" means that quantity of Power that Producer agrees to make available or sell and deliver, or cause to be delivered, to Niagara Mohawk, and that Niagara Mohawk agrees to purchase and receive, or cause to be received, from Producer pursuant to Article 3.

       "Scheduling" or "Schedule" means the acts of Producer, Niagara Mohawk and/or their designated representatives, including each Party's Transmission Providers, if applicable, of notifying, requesting and confirming to each other the quantity and type of Power to be delivered on a given hour, day or days at a specified Delivery Point.

       "Start-Up Notification" shall mean 11 hours when the Unit has not been on-line for the previous 10 hours and shall mean 7 hours when the Unit has been on-line within the previous 10 hours.

       "Transmission Providers" means the entity or entities transmitting or transporting the Power on behalf of Producer or Niagara Mohawk from the Delivery Point.




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       "Units" each of two steam generating units, Huntley 65 and 66, with unit
Maximum Capacity, Minimum Capacity, and Minimum Down Times as set for the in Schedule A.


                                   ARTICLE 2.
                                  TRANSACTIONS

2.1 Term of Agreement. Term of Agreement will begin upon the Closing Date of the ASA and will end on the 4th anniversary of the Closing Date.

2.2. Compensation. For each month during the term, Niagara Mohawk shall pay Producer the aggregate sum of the payments due for each hour of the respective month less any penalties included in Article 3.1.2. For each hour, Niagara Mohawk shall pay Producer the greater of (i) the product of the hourly Call Quantity (Article 3.1.1) multiplied by the Market Price at the Delivery Point or
(ii) the sum of (A) the product of the hourly Call Quantity multiplied by the $/MWh identified in Schedule B.

2.3 Delivery Point. Producer will make all of the operating capacity and energy of the Units available to Niagara Mohawk at the Delivery Point.

                                   ARTICLE 3.
                                   SCHEDULING

3.1    Purchase and Sale of Entitlement to Output of Units

       3.1.1 Niagara Mohawk may exercise the Call Option with respect to any Interval by delivery of an exercise notice to Producer (which may be delivered orally, including by telephone). At that time, Producer will provide the fuel factor ("F" in Schedule B) - inclusive of all actual fuel costs and environmental effluent costs - that will be used to determine the cost of the Power delivered. If any notice is delivered orally, Niagara Mohawk will execute and deliver a written confirmation confirming the substance of that notice within two Business Days of that notice. Failure to provide that written confirmation will not affect the validity of that oral notice.

Niagara Mohawk shall have the right to require Producer to commit, schedule, and generate electrical output by the Units up to a quantity ("Call Quantity") not to exceed 90 MW for any one hour during the calendar months of June through September and December through February. Producer shall have the right to decline to deliver to Niagara Mohawk in the event Producer is generating with Unit 65 or 66 and selling to a third party. If Unit 65 or 66 is generating for Niagara Mohawk, Producer shall have the right to "recall" the Unit in order to facilitate a sale to a third party. If a "recall" occurs, Niagara Mohawk will pay for the Power it received up to the "recall" point. However, if a "recall" occurs Niagara Mohawk will not have to pay for the original Unit start.




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       3.1.2  Producer shall comply with Niagara Mohawk's exercise of rights under Article 3.1.1 in accordance with Good Utility Practice. In the event, unless excused pursuant to Article 5, Producer fails to meet the Call Quantity request of Niagara Mohawk, Producer shall compensate Niagara Mohawk. For each month during the term, Producer shall pay Niagara Mohawk the aggregate sum of the product of (i) the Service Classification Number 1 ("SC-1") rate minus the Interval Market Price ($/MWh), times (ii) the Interval Call Quantity not provided by Producer. If the Market Price during an hour is greater than the SC-1 rate, then the charge for that hour will be zero. Payment of this Article
3.1.2 shall be made in accordance with Article 4. Such payment shall begin in the first hour of notification plus the Start-Up Notification.

3.2 Commitment, Scheduling and Dispatch. If so required under Article 3.1.1, Producer shall commit and deliver power from one or more of the Units. For the Unit(s) Producer elects to designate to meet the on-peak energy requirement under Article 3.1.1, Niagara Mohawk shall be obligated at the request of Producer, to receive and pay for energy off-peak at the Minimum Capacity (Schedule A) of the Units.


                                    ARTICLE 4.
                                     PAYMENT

4.1 Payment. Producer shall provide Niagara Mohawk with an invoice setting forth the quantity of power which was delivered to Niagara Mohawk, during the preceding calendar month, the total amount due from Niagara Mohawk, and any applicable supporting documentation. Niagara Mohawk shall remit the amount due by wire transfer, or as otherwise agreed, pursuant to Producer's invoice instructions, on the later of fifteen days from receipt of Producer's invoice or the twenty-fifth (25th) day of the calendar month in which the invoice is rendered.

4.2 Overdue Payments. Overdue payment shall accrue interest at the Interest Rate plus 2% from, and including, the due date to, but excluding, the date of payment.

4.3 Billing Dispute. If Niagara Mohawk, in good faith, disputes an invoice, Niagara Mohawk shall immediately notify Producer of the basis for the dispute and pay the portion of such statement conceded to be correct no later than the due date. If any amount withheld under dispute by Niagara Mohawk is ultimately determined (under the terms herein) to be due to Producer, it shall be paid within one (1) Business Day of such determination along with interest accrued at the Interest Rate until the date paid. Inadvertent overpayments shall be returned by Producer upon request or deducted by Producer from subsequent payments, with interest accrued at the Interest Rate from the date originally paid until the date paid or deducted.

4.4 Set-off. In the event Producers fails to make payment to Niagara Mohawk for Article 3.1.2, Niagara Mohawk may set off any or all amounts which Producer owes to it under the Agreement or under the Swap Transaction, against any or all amounts which it owes to Producer.




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                                   ARTICLE 5.
                                  FORCE MAJEURE

5.1 Performance Excused. If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under the Agreement, then, for only the pendency of such Force Majeure, the Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance which occurred prior to the event) shall be temporarily relieved of its obligations insofar as they are affected by Force Majeure but for no longer period. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof within two (2) Business Days after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure; provided, however, that this provision shall not require Producer to deliver, or Niagara Mohawk to receive, Power at points other than the Delivery Point.


                                   ARTICLE 6.
                            TITLE TRANSFER; LIABILITY

6.1 Title and Risk of Loss. Title to and risk of loss related to the Quantity shall transfer from Producer to Niagara Mohawk at the Delivery Point. Producer warrants that it will deliver to Niagara Mohawk the Quantity free and clear of all liens, claims and encumbrances arising prior to the Delivery Point.

6.2 Indemnity. Each Party shall indemnify, defend and hold harmless the other Party from any Claims arising from any act or incident occurring during the period when control and title to Power is vested, as between the Parties as provided in Article 6.1, in the indemnifying Party. "Claims" means all claims or actions, threatened or filed and, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

6.3 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.


                                    ARTICLE 7.
                                       LAW

7.1 Governing Law and Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS



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OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any
law suits arising under this AGREEMENT shall be instituted in the Federal or State courts of New York located in the City of Syracuse and each party hereby irrevocably submits to the in personam jurisdiction of such courts. Each Party herein waives its respective right to a jury trial with respect to any litigation arising under or in connection with this Agreement or any Transaction.


                                   ARTICLE 8.
                                  MISCELLANEOUS

8.1 Assignment. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party; provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an affiliate of such Party either (A) which affiliate's creditworthiness is not materially different than that of such Party, or (B) in connection with the assignment of the rights under the ASA to acquire the Huntley Station, or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party; provided, however, that in each such case, any such assignee shall agree to in writing be bound by the terms and conditions hereof and creditworthiness is not materially different than that of such Party.

8.2 Notices. All Notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, as of confirmation), if delivered personally, if sent by telecopy (which is confirmed) or if sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like Notice). Scheduling and dispatching Notices can be given orally as outlined in Article 3.


TO NIAGARA MOHAWK:

NOTICES & CORRESPONDENCE:                               SCHEDULING:
Niagara Mohawk Power Corporation                        (315) 460-2468
Supply Services - HCB#3                                 (315) 460-2425
300 Erie Boulevard West                                 Fax - (315) 460-2122
Syracuse, New York 13202-4250
Phone: (315) 460-2341                                   DISPATCHERS:
Phone: (315) 460-2271                                   (315) 460-2120
Fax: (315) 460-2660                                     (315) 460-2130
                                                        Fax - (315) 460-2197


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
INVOICES:                                 CHECK PAYMENTS:
Niagara Mohawk Power Corporation          Niagara Mohawk Power Corporation
Power Scheduling and Billing - HCB#3      Misc. Accounts Receivable C-3
300 Erie Boulevard West                   300 Erie Boulevard West
Syracuse, New York 13202-4250             Syracuse, New York 13202-4250
Phone: (315) 460-2190
Fax:   (315) 460-2494                     PAYMENTS BY WIRE:
                                          Citibank New York
                                          Account #:  40662754
                                          ABA #:      021000089
                                          Credit To: Niagara Mohawk Power Corp.


TO PRODUCER:

NOTICES & CORRESPONDENCE:                 PAYMENTS:
Huntley Power LLC                         LaSalle National Bank, Chicago
1221 Nicollet Mall                        ABA #:       071 000 505
Minneapolis, MN 55403                     Account #:   58 000 768 52
Attn:       President                     Beneficiary: NRG Energy, Inc.
Fax No.:   (612) 373-5430
Phone No.: (612) 373-8864



INVOICES:                                 SCHEDULING:
Attn:       Dan Hudson                    Attn:       Dan Hudson
Fax No.:    (612) 373-5430                Fax No.:    (612) 373-5430
Phone No.:  (612) 373-8864                Phone No.:  (612) 373-8864

8.3 General. This Agreement (including the Schedules attached hereto) constitutes the entire agreement between the Parties with respect to the subject matter contemplated by this Agreement. The Agreement shall be considered for all purposes as prepared through the joint efforts of the parties and shall not be construed against one party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. No amendment or modification to this Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Agreement shall not impact any rights enforceable by any third-party (other than a permitted successor or assignee bound to this Agreement). No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement. The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for





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convenience and reference purposes only. All indemnity and audit rights shall survive the termination of this Agreement for six years.

8.4. Audit. If requested, a Party shall provide to the other Party statements evidencing the Quantities of Power delivered at the Delivery Point and the cost based actual fuel factor ("F" in Schedule B) used to produce the Power. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of one (1) year from the rendition thereof.









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                       TRANSITION POWER PURCHASE AGREEMENT
                        (HUNTLEY 65 OR 66 SECONDARY CALL)



       The Parties have executed this Master Power Agreement in multiple counterparts to be construed as one effective as of the Closing Date.

HUNTLEY POWER LLC                           NIAGARA MOHAWK POWER CORPORATION

By:  /s/ Michael O'Sullivan                 By:  /s/ Clement E. Nadeau
   ----------------------------                ---------------------------------
Name:  Michael O'Sullivan                   Name:  Clement E. Nadeau
     --------------------------                  -------------------------------

Title:  Vice President                      Title: Vice President Energy Delivery

Date:   6/11/99                             Date:    6/9/99
     --------------------------                  -------------------------------




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